Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers' Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. - In Judicial Reorganization (“Oi” or “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it has received a letter from CQS Directional Opportunities Master Fund Limited, as transcribed below:

“Dear Sir or Madam,

NOTICE OF material shareholding in Oi S.A.

Name of sharehoder, headquarters and Entity number	Compliance Manager	Other positions at Oi S.A.	Shareholding, Objective and Intention
Name: CQS Directional Opportunities Master Fund Limited (“DOF”) Address: PO Box 309 Ugland House Grand Cayman KYI-1104 Cayman Islands Entity number: MC 149859	8,167,700 Oi S.A. The preferred shares are held through contracts for difference Percentage: 5.17% of OIBR4 BZ (BROIBRACNPR8) Trading date September 1, 2016	8,441,300 Oi S.A. shares are held through contracts for difference Percentage: 1.26% of OIBR3 BZ (BROIBRACNORI) Trading date September 1, 2016	DOF does not intend to change the control or administrative structure of the company at the present moment

Please contact us if you have any questions regarding this notice.

Best regards,

Colin Woods

Compliance Manager”

Exhibit 2

Rio de Janeiro, September 2, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer